Execution Version

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 7, 2018, by and among Encore Capital Group, Inc., a Delaware corporation (“Parent”), Encore Capital Group UK Limited, a company incorporated in England, with registered number 11309536, whose registered office is at 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA, United Kingdom (“Purchaser”), Janus Holdings Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 47, avenue John F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 178454 (the “Company”), Cabot Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 47, avenue John F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 176902 (“Holdings”), JCF III Europe Holdings LP, a Cayman Islands exempted limited partnership having its registered office at Intertrust Corporate Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands, registered with the Cayman Islands Registrar of Companies under number WK-48187 (“JCF III Europe Holdings LP”), JCF III Europe S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 47, avenue John F. Kennedy, L-1855 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 161027 (“JCF III Europe S.à r.l.,” and together with JCF III Europe Holdings LP, the “Sellers” and each a “Seller”).
W I T N E S S E T H:
WHEREAS, JCF III Europe S.à r.l. is the beneficial and legal owner of the securities of the Company (the “Company Securities”) set forth next to its name on Schedule 1;
WHEREAS, the Company Securities represent all of the issued and outstanding equity and debt interests of the Company that are owned (beneficially and of record) by Sellers;
WHEREAS, JCF III Europe Holdings LP is the beneficial and legal owner of the securities of Holdings (the “Holdings Securities”) set forth next to its name on Schedule 1;
WHEREAS, the Holdings Securities represent all of the issued and outstanding equity and debt interests of Holdings that are owned (beneficially and of record) by Sellers;
WHEREAS, certain shareholders of Holdings have, concurrently with the execution and delivery of this Agreement, entered into Securities Purchase Agreement with Parent, Purchaser and Holdings (the “Management SPA”), pursuant to which such persons, together with such additional persons who sign a joinder to the Management SPA after the date hereof (collectively, the “Management Sellers”) have agreed to sell to the Company securities of Holdings subject to the terms and conditions of the Management SPA;

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WHEREAS, Parent, JCF III Europe S.à r.l., JCF III Europe Holdings LP, the Management Sellers, Cabot (Group Holdings) Limited, the Company, Holdings, and the other signatories thereto, are party to that certain Amended and Restated Investment Agreement dated as of February 10, 2014, as amended from time to time (the “Holdings Investment Agreement”), pursuant to which the parties thereto agreed to regulate the position between the investors in securities, as more fully described therein;
WHEREAS, the Company, JCF III Europe S.à r.l., JCF III Europe Holdings LP, Encore Europe Holdings S.à r.l., Parent and the other signatories thereto, are party to that certain Investors Agreement dated as of July 1, 2013, as amended from time to time (the “Company Investors Agreement”), pursuant to which the parties thereto agreed to regulate the position between the investors in securities, as more fully described therein;
WHEREAS, Purchaser desires to purchase from JCF III Europe S.à r.l. and JCF III Europe S.à r.l. desires to sell to Purchaser, all of JCF III Europe S.à r.l.’s rights, title and interests in and to the Company Securities (the “Purchased Company Securities”); and
WHEREAS, immediately following the consummation of Purchaser’s purchase of the Purchased Company Securities, the Company desires to purchase from JCF III Europe Holdings LP and JCF III Europe Holdings LP desires to sell to the Company, all of JCF III Europe Holdings LP’s rights, title and interests in and to the Holdings Securities (the “Purchased Holdings Securities,” and, together with the Purchased Company Securities, the “Purchased Securities”).
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
A G R E E M E N T
1.Purchase of Securities
1.1    Purchase of the Company Securities. Upon the terms and subject to the conditions set forth herein, JCF III Europe S.à r.l. agrees to sell to Purchaser, or an affiliate that may be designated by Purchaser pursuant to Section 5.11, and Purchaser agrees to purchase, or cause an affiliate to purchase, from JCF III Europe S.à r.l., at the Initial Closing (as defined below), each of the Purchased Company Securities set forth next to Seller’s name on Schedule 1 hereto, free and clear of any Liens (other than Liens created or incurred by Purchaser or its affiliates as a result of the financing undertaken in order to pay all or a portion of the Cash Consideration, including any registered offering of Parent Common Stock or convertible notes issued by Parent (“Financing”), in connection with the transactions contemplated hereby).
1.2    Purchase of Holdings Securities. Immediately following the consummation of the purchase and sale of the Company Securities and upon the terms and subject to the conditions set forth herein, JCF III Europe Holdings LP agrees to sell to the Company, or such other affiliate designated by Purchaser, and the Company agrees to purchase, or Purchaser agrees to cause such designated affiliate to purchase, from JCF III Europe Holdings LP, at the Subsequent Closing (as

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defined below), each of the Holdings Securities set forth next to JCF III Europe Holdings LP’s name on Schedule 1 hereto, free and clear of any Liens (other than Liens created or incurred by Purchaser or its affiliates as a result of the Financing in connection with the transactions contemplated hereby).
1.3    Purchase Price. Subject to the adjustment provisions set forth in this Section 1.3, the aggregate Cash Consideration (as defined below) and Stock Consideration (as defined below) for the Purchased Securities shall be £151,925,650.32 and 4,327,644 shares of Parent Common Stock (as defined below) (collectively, and as such amounts may be adjusted herein, the “Purchase Price”), in each case as more fully described on Schedule 1. The Purchase Price is subject to a possible increase in the aggregate amount of Cash Consideration by an amount equal to the Adjustment Amount (as defined below).
1.4    Closing. Upon the terms and subject to the conditions set forth herein (including the satisfaction or waiver of each of the conditions set forth in Section 2), the purchase and sale of the Purchased Company Securities (the “Initial Closing”), immediately followed by the purchase and sale of the Purchased Holdings Securities (the “Subsequent Closing,” and, together with the Initial Closing, the “Closing”) shall occur remotely via the exchange of documents and signatures on (a) the first business day on or following the earlier of (i) the date that is 90 days after the date hereof and (ii) the date that is four business days after the date on which Purchaser (or such affiliate of Purchaser) has completed all of the Financing for the Cash Consideration, in each case of clauses (i) and (ii), subject to the satisfaction or waiver of the conditions set forth in Section 2; provided that, notwithstanding the foregoing, without Purchaser’s consent, the Closing shall not occur earlier than (x) 20 business days after the date hereof or (y) if the Financial Conduct Authority has not approved Purchaser as a control person 45 days after the date hereof or (b) at such other date, time and place as may be agreed by Sellers and Purchaser in writing (which date, time and place are referred to as the “Closing Date”).
1.5    Payment of the Purchase Price.
(a)    Upon the terms and subject to the conditions set forth herein, in consideration of Purchaser’s acquisition from JCF III Europe S.à r.l. of the Company Securities, at the Initial Closing, Purchaser shall:
(i)    pay, or cause to paid, to JCF III Europe S.à r.l. an amount of cash attributable to JCF III Europe S.à r.l. as set forth next to such Seller’s name on Schedule 1 with respect to the Company Securities plus such Seller’s Pro Rata Portion of the Adjustment Amount (if any) (the “Company Cash Consideration”); and
(ii)    instruct AST, or cause AST to be instructed, to create a book-entry account for JCF III Europe S.à r.l. and credit such Seller’s account with the applicable number of shares of Parent Common Stock, as set forth next to such Seller’s name on Schedule 1 with respect to the Purchased Company Securities (the “Company Stock Consideration”), electronically;
(b)    Upon the terms and subject to the conditions set forth herein, in consideration of the Company’s acquisition from JCF III Europe Holdings LP of the Holdings Securities, at the Subsequent Closing, the Company shall:

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(i)    deposit, or cause to be deposited, with JCF III Europe Holdings LP, the aggregate amount of cash attributable to JCF III Europe Holdings LP, as set forth next to such Seller’s name on Schedule 1 with respect to the Purchased Holdings Securities plus such Seller’s Pro Rata Portion of the Adjustment Amount (if any) (the “Holdings Cash Consideration,” and, together with the Company Cash Consideration, the “Cash Consideration”); and
(ii)    instruct AST, or cause AST to be instructed, to create a book-entry account for JCF III Europe Holdings LP and credit JCF III Europe Holdings LP’s account with the applicable number of shares of the Parent Common Stock, as set forth next to such Seller’s name on Schedule 1 with respect to the Purchased Holdings Securities (the “Holdings Stock Consideration,” and, together with the Company Stock Consideration, the “Stock Consideration”).
(c)    Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Closing, Parent should split, combine or otherwise reclassify the shares of Parent Common Stock, or make a dividend or other distribution in shares of Parent Common Stock (including any dividend or other distribution of securities convertible into Parent Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change in Parent Common Stock, then the Stock Consideration shall be ratably adjusted to reflect fully the effect of any such change. Sellers shall not be entitled to receive a fraction of a share of Parent Common Stock as a result of the transactions contemplated under this Agreement, but will receive cash in lieu of any such fractional share otherwise issuable (without interest) based on the per share price of Parent Common Stock set forth on Schedule 1. In connection with the transactions contemplated hereby, Parent shall contribute, or shall cause to be contributed, the Parent Common Stock to Purchaser or the Company, as applicable, immediately prior to the electronic delivery of the Parent Common Stock to Sellers at the Closing.
(d)    Purchaser and the Company shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as Purchaser and the Company are required to deduct and withhold under the Code, or any applicable law, with respect to the making of such payment; provided, however, that Purchaser and the Company agree that (i) absent a change in applicable tax law between the date of this Agreement and the Closing, no withholding or deduction shall be required with respect to Sellers and (ii) each shall notify Sellers promptly after becoming aware of any requirement under applicable tax law to deduct or withhold from amounts payable to Sellers hereunder.  To the extent that amounts are so withheld and paid to the appropriate Governmental Authority (as defined below), such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom the payment to which such deduction and/or withholding relates was made. Each Seller agrees to provide Purchaser and/or the Company, as applicable, or to assist Purchaser and/or the Company in obtaining, Forms W-8 and/or W-9 or such other forms relating to Purchaser’s and/or the Company’s obligations to withhold as Purchaser and/or the Company may reasonably request.
1.6    Update of the Company’s and Holdings’ Registers. Upon payment of the Cash Consideration and delivery of the Stock Consideration, each of the Company and Holdings

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shall (i) update its registers of securities in order to record Purchaser or the Company, as applicable, as the holder of the Purchased Securities transferred to it on Closing and (ii) file any required notice of transfer with the Luxembourg Trade and Companies Register. Prior to Closing, Sellers and Purchaser shall (a) provide or cause to be provided all necessary consents to the resignation by Sellers’ representatives from the boards of directors or similar bodies of the Company, Holdings and any direct or indirect subsidiaries of Holdings, in their respective capacity as shareholders of the Company or Holdings, as applicable, and (b) pass such resolutions as may be required for the transfer of shares of the Company and Holdings to the Purchaser as contemplated hereby to be duly approved to the fullest extent required under Luxembourg law.
2.    Conditions to Closing.
2.1    Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the applicable Closing of the following conditions (any of which may be waived in writing by the Sellers to the extent permitted by applicable law):
(a)    Parent and Purchaser shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it hereunder on or prior to the Closing;
(b)    the representations and warranties of Parent and Purchaser (i) contained in Section 3.2(i) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date), (ii) that contain any materiality or material adverse effect qualifications or limitations shall be true and correct in all respects (after giving effect to such materiality or material adverse effect qualifications and limitations) as at the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date) and (iii) contained in this Agreement that are not referenced in clauses (i) and (ii) above shall be true and correct in all material respects as at the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date);
(c)    Parent and Purchaser shall have delivered to Sellers a certificate, dated as of the Closing Date, signed by an officer of Parent and of Purchaser and certifying as to the satisfaction of the conditions specified in Sections 2.1(a) and (b);
(d)    the waiting period (or any extension thereof) under the HSR Act applicable to the purchase and sale of the Purchased Securities shall have expired or been earlier terminated;
(e)    there shall be no order, decree, or ruling by Governmental Authority, nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be

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pending, or which seeks to restrain, prevent or materially delay the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions; and
(f)    there shall be no Regulation enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement.
2.2    Conditions to Obligation of Purchaser and the Company. The obligation of Purchaser and the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction on or prior to the applicable Closing of the following conditions (any of which may only be waived in writing by Purchaser to the extent permitted by applicable law):
(a)    Sellers shall have performed or complied in all material respects with all obligations and agreements required to be performed or complied with by it hereunder on or prior to the applicable Closing;
(b)    the representations and warranties of Sellers (i) contained in Section 3.1(e) and Section 3.1(f) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date), (ii) that contain any materiality or material adverse effect qualifications or limitations shall be true and correct in all respects (after giving effect to such materiality or material adverse effect qualifications and limitations) as at the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date) and (iii) contained in this Agreement that are not referenced in clauses (i) and (ii) above shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of such date (except to the extent such representation or warranty speaks solely as of another date, in which case such representation or warranty shall be so true and correct as of such other date);
(c)    Sellers shall have delivered to Purchaser a certificate, dated as of the Closing Date, signed by an officer of each Seller and certifying as to the satisfaction of the conditions specified in Sections 2.2(a) and (b);
(d)    the waiting period (or any extension thereof) under the HSR Act applicable to the purchase and sale of the Purchased Securities shall have expired or been earlier terminated;
(e)    there shall be no order, decree, or ruling by any Governmental Authority, nor any action, suit, claim or proceeding by or before any Governmental Authority, which shall be pending, or which seeks to restrain, prevent or materially delay or restructure the transactions contemplated hereby, or which otherwise questions the validity or legality of any such transactions;

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(f)    there shall be no statute, rules, Regulation, or order enacted, entered, or enforced or deemed applicable to the transactions contemplated hereby which would prohibit or render illegal the transactions contemplated by this Agreement; and
(g)    Sellers shall have provided, or caused to be provided, voluntary resignations from representatives of Seller from the boards of directors or similar bodies of the Company, Holdings and any direct or indirect subsidiaries of Holdings.
3.    Representations and Warranties.
3.1    Representations and Warranties of Sellers. Each Seller hereby represents and warrants to Purchaser, that, as of the date hereof and as of the Closing Date:
(a)    Authority. Such Seller has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out Seller’s obligations hereunder, and to consummate the transactions contemplated hereby. All actions, authorizations, and consents required by law for the execution, delivery, and performance by such Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been properly taken or obtained.
(b)    Execution and Delivery. This Agreement has been duly executed and delivered by such Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.
(c)    No Conflicts. The execution, delivery, and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of such Seller under, (i) any organizational documents of such Seller, (ii) any laws to which such Seller is subject, (iii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which such Seller is subject, or (iv) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which such Seller is a party or by which such Seller is bound.
(d)    Governmental Consents. No approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by such Seller in connection with or as a result of the execution and delivery of this Agreement, or the performance of Sellers’ obligations hereunder.
(e)    Ownership. Such Seller is the record owner of the securities set forth next to such Seller’s name on Schedule 1, free and clear of any Liens. At the Closing, upon delivery of and payment for the Purchased Securities as provided in this Agreement, the Purchased Securities shall be transferred to Purchaser or the Company, as applicable, and Purchaser or the Company, as applicable, shall have good and valid title to the Purchased Securities, free and clear of any Liens

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(other than Liens created or incurred by Purchaser or its affiliates as a result of the Financing in connection with the transactions contemplated hereby).
(f)    Capitalization. The Purchased Securities set forth next to such Seller’s name on Schedule 1 represent all the issued and outstanding debt and equity interests of the Company and Holdings, as applicable, owned (beneficially or by record) by such Seller. Neither such Seller nor any of its Affiliates owns any other equity or debt interests of the Company, Holdings or any of their subsidiaries.
(g)    Litigation. As of the date hereof, (i) there is no claim, legal action, suit, arbitration, investigation or other proceeding pending, or to such Seller’s knowledge threatened, against Sellers (1) relating to the ownership of the Purchased Securities or (2) that would restrict or prohibit the purchase and sale of the Purchased Securities to the Purchaser; (ii) such Seller is not subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would restrict or prohibit the purchase and sale of the Purchased Securities to the Purchaser; and (iii) to such Seller’s knowledge, there is currently no investigation or review by any Governmental Authority with respect to Sellers that would restrict or prohibit the purchase and sale of the Purchased Securities to the Purchaser.
(h)    No Brokers. Such Seller has not entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by such Seller or by Parent, Purchaser, Holdings or the Company in connection with this Agreement or any of the transactions contemplated hereby.
(i)    Seller Status.
(i)    Each Seller acknowledges and agrees that the shares of Parent Common Stock issued to such Seller in accordance with the terms of this Agreement will be acquired by such Seller solely for its account for investment, not as a nominee or agent, and not with a view to or for sale or distribution of such shares of Parent Common Stock or any part thereof except in accordance with applicable securities Regulations. Such Seller has no contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations, except in accordance with applicable securities Regulations, to such person or to any third person, with respect to any of the shares of Parent Common Stock.
(ii)    Each Seller acknowledges and agrees that the shares of the Parent Common Stock are “restricted securities” under the SEC Regulations, are being issued pursuant to exemptions from registration and prospectus requirements under applicable securities laws, and may be resold only in very limited circumstances and in any case may not be resold in violation of this Agreement and applicable securities Regulations. Each Seller is aware of the provisions of Rule 144, promulgated under the SEC Regulations, which in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Each Seller acknowledges and agrees that the shares of Parent Common Stock are subject to restrictions on transfer as set forth in this Agreement. Each certificate or book-entry account representing any such shares shall, until such time that the shares are not so restricted under

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the Securities Act or this Agreement, bear a legend identical or similar in effect to the following legends (together with any other legend or legends required by applicable state securities laws or otherwise, if any):
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”
“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT BY AND AMONG THE CORPORATION, ENCORE CAPITAL GROUP UK LIMITED, JANUS HOLDINGS LUXEMBOURG S.À R.L., ENCORE EUROPE HOLDINGS S.À R.L., JCF III EUROPE HOLDINGS LP AND JCF III EUROPE S.À R.L.”
Additionally, for any Seller that is not a U.S. person (as defined by Section 7701(a)(30) of the Code), each certificate representing Parent Common Stock shall be stamped or otherwise imprinted with legends substantially similar to the following:
“THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED PURSUANT TO REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE THEREWITH, PURSUANT TO A REGISTRATION UNDER THE ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, NO HEDGING TRANSACTION MAY BE CONDUCTED WITH RESPECT TO THESE SECURITIES UNLESS SUCH TRANSACTIONS ARE IN COMPLIANCE WITH THE ACT.”
“THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THAT CERTAIN SECURITIES PURCHASE AGREEMENT BY AND AMONG THE CORPORATION, ENCORE CAPITAL GROUP UK LIMITED, JANUS HOLDINGS LUXEMBOURG S.À R.L., ENCORE EUROPE HOLDINGS S.À R.L., JCF III EUROPE HOLDINGS LP AND JCF III EUROPE S.À R.L.”

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3.2    Representations and Warranties of Parent and Purchaser. Parent and Purchaser hereby represent and warrant to Sellers as of the date hereof and as of the Closing Date that:
(a)    Authority and Organization. Each of Parent and Purchaser has all necessary power or legal capacity to enter into and deliver this Agreement, to carry out such party’s obligations hereunder, and to consummate the transactions contemplated hereby. All actions, authorizations, and consents required by law for the execution, delivery, and performance by each of Parent and Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been properly taken or obtained, and no approval of the stockholders of Parent is required in connection therewith. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties, rights and assets and to carry on its business as it is now being conducted, except where the failure to have obtained such governmental approvals would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. True, complete and correct copies of the certificate of incorporation and bylaws of Parent, as in full force and effect as of the date of this Agreement, have been publicly filed with the SEC.
(b)    Execution and Delivery. This Agreement has been duly executed, and delivered by each of Parent and Purchaser and constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms and conditions, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency, or other similar laws affecting or relating to creditors’ rights generally or by general principles of equity.
(c)    No Conflicts. The execution, delivery, and performance by each of Parent and Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate, conflict with or result in a breach of any term, condition or provision of, or require the consent of any person or entity under, or result in the creation of or right to create any Lien upon any of the assets of such party or any of its subsidiaries under, (i) any laws to which such party or any of its subsidiaries or any of their respective assets are subject, (ii) any permit, judgment, order, writ, injunction, decree, or award of any Governmental Authority to which such party or any of its subsidiaries or any of their respective assets are subject, or (iii) any material license, indenture, promissory note, bond, credit or loan agreement, lease, agreement, commitment or other instrument or document to which such party is a party or by which such party or any of its subsidiaries or any of their respective assets are bound.
(d)    Governmental Consents. No consent, approval, order or authorization of, or registration, declaration, or filing with, any Governmental Authority, is required to be obtained by either Parent or Purchaser in connection with or as a result of the execution and delivery of this Agreement by Parent or Purchaser, or the performance of Parent’s or Purchaser’s obligations hereunder.
(e)    Available Funds; Parent Common Stock. Purchaser will have, on the Closing Date, sufficient cash available, or other sources of immediately available funds, to enable

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Purchaser to (i) make the payment of the aggregate Cash Consideration, (ii) consummate the transactions and (iii) satisfy its obligations under this Agreement. All of the shares of Parent Common Stock to be issued as part of the aggregate Stock Consideration shall, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and none of such shares of Parent Common Stock will be subject to any preemptive rights. The issuance of the Parent Common Stock to Sellers at the Closing will be exempt from registration or qualification under the Securities Act and applicable state securities laws subject to the accuracy of the representations and warranties set forth in Section 3.1(i) herein.
(f)    No Brokers. Except for the engagement letter, dated February 22, 2018, by and among Credit Suisse Securities (USA) LLC and Parent, neither Parent nor Purchaser has entered into any agreement, arrangement or understanding giving rise to any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee or commission payable by any Seller or Parent or Purchaser in connection with this Agreement or any of the transactions contemplated hereby.
(g)    SEC Reports and Financial Statements.
(i)    Since January 1, 2017, Parent has timely filed or furnished all reports, forms, schedules, exhibits, certifications, registration statements and other documents (the “Parent SEC Reports”) required to be filed or furnished by it with the SEC. As of their respective dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Parent SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations thereunder (the “Sarbanes-Oxley Act”) as the case may be, and none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2017, (i) Parent has been in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ, except, in each case, where the failure to so comply would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries, taken as a whole, and (ii) each of the chief executive officer and the chief financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are accurate, except, in each case, where the failure to make such certifications or to be so accurate would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries, taken as a whole.
(ii)    The financial statements of Parent (including any related notes and schedules thereto) included in the Parent SEC Reports complied, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), in all material respects with all applicable accounting requirements, the Securities Act and the Exchange Act, and with the rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein and, in the case of the unaudited

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financial statements, as permitted by the SEC), and fairly present in all material respects the consolidated financial position of Parent and its subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown.
(h)    Litigation. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, as of the date hereof, there is no claim, action or proceeding pending, or to the Knowledge of Parent, threatened against Parent any of its subsidiaries by or before any Governmental Authority or by or on behalf of any other third party, which, if adversely determined, would have a material adverse effect on Parent and its subsidiaries, taken as a whole. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, as of the date hereof, none of Parent or any of its subsidiaries is subject to, and to the Knowledge of Parent, there is not threatened, any order, judgment or decree of any Governmental Authority in respect of the business or any of the assets, rights or properties of Parent or its subsidiaries, except for those that would not have a material adverse effect to Parent and its subsidiaries, taken as a whole.
(i)    Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $0.01 par value per share. As of March 31, 2018, there were (i) 25,911,868 shares of Parent Common Stock outstanding (and zero shares of Parent Common Stock held in treasury), (ii) zero shares of preferred stock outstanding, (iii) options granted under Parent’s equity incentive plans to purchase an aggregate of 322,288 shares of Parent Common Stock, (iv) 413,426 shares of Parent Common Stock underlying time-based restricted stock awards, and (v) 347,803 shares of Parent Common Stock underlying performance stock awards (assuming achievement of the target level of performance at the end of the applicable performance period) and, except for (A) the foregoing, (B) in connection with the Financing, or (C) as otherwise disclosed in the documents publicly filed by Parent prior to the date hereof with the SEC, there are no other agreements, options, warrants, calls, rights or other instruments or agreements relating to the sale, issuance, redemption or voting of any equity interests or other shares of capital stock of Parent, or any securities or other instruments convertible into, exchangeable for, evidencing the right to purchase, or otherwise requiring Parent to make a payment or otherwise provide value or benefits in respect of the value of, any equity interests or other shares of capital stock of Parent.
4.    Other Agreements.
4.1    Lock-Up. Each Seller hereby agrees that for a period commencing on the Closing Date and ending on the date that is 165 days after the Closing Date, it shall not, directly or indirectly, offer, sell, contract to sell, transfer, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Parent Common Stock received by such Seller as Stock Consideration; provided, that, on the 105th day following the Closing Date, such limitations shall expire with respect to 50% of the shares of Parent Common Stock received by such Seller as Stock Consideration (such 165-day period and 105-day period, the “Lock-Up Period”); provided, that, in the event the End Date (as defined below) is extended in accordance with the terms of Section 5.18(b), the Lock-Up Period shall be reduced, on a day-for-day basis, for each day after the original End Date that Closing does not occur, up to a maximum of 15 days. For the avoidance of doubt, in

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no event shall the Lock-Up Period be reduced by more than 15 days, such that the minimum Lock-Up Period is a period of 150 days and 90 days, respectively. Notwithstanding the foregoing, JCF III Europe S.à r.l. shall be permitted to transfer the shares of Parent Common Stock it receives as Stock Consideration to JCF III Europe Holdings LP and Parent shall cooperate in good faith (including providing instructions to AST) to enable such transfer to occur as soon as reasonably practicable on or after the Closing Date, as either Seller may request. Sellers will not make any public announcement regarding any such transfer to JCF III Europe Holdings LP unless required by applicable Regulation and, if so required, any such announcement will include a statement that the shares of Parent Common Stock held JCF III Europe Holdings LP, including any such shares that are transferred, remain subject to the transfer restrictions set forth in this Section 4.1.
4.2    Registration of Parent Common Stock.
(a)    Subject to the terms and conditions of this Section 4.2, no later than 105 days after the Closing Date, Parent shall cause to become effective with the SEC a registration statement on Form S-3 (the “Resale Registration Statement”) to register the resale of the shares of Parent Common Stock delivered as Stock Consideration (together with (i) shares of Parent Common Stock delivered as stock consideration under the Management SPA) and (ii) any securities into which the Parent Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of Parent, the “Registrable Securities”) and providing for the sale of such Registrable Securities from time to time pursuant to such method of distribution as the holders of such Registrable Securities may from time to time elect. Parent shall use commercially reasonable efforts to cause such Resale Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable and to keep such Resale Registration Statement continuously effective for a period from the date of its initial effectiveness until the earlier of three years after the Closing Date and such time as there are no Registrable Securities outstanding (such date, the “Registration Rights Termination Date”). Notwithstanding the foregoing, if Parent shall furnish to the holders of Registrable Securities a certificate signed by an officer stating that the filing, effectiveness or continued use of the Resale Registration Statement would require Parent to make an Adverse Disclosure, Parent shall be permitted to delay the effectiveness or continued use of the Resale Registration Statement to the extent reasonably necessary; provided, that (i) the length of any deferral shall not exceed 45 days and (ii) Parent shall not invoke its right more than once in any 12-month period; and provided that Parent may exercise this right or the right set forth in the last sentence of Section 4.2(b)(i) but not both during such 12-month period.
(b)    Underwritten Offerings.
(i)    Following the effectiveness of the Resale Registration Statement, Parent shall conduct one or more underwritten resales of Registrable Securities (an “Underwritten Shelf Take-Down”) upon the written request of one or more holders of Registrable Securities with an aggregate value of $50,000,000 or more, which Underwritten Shelf Take-Down may be in the form of a block trade or overnight deal. Upon receipt of any such request, Parent shall promptly (but in no event later than five business days following receipt thereof) deliver notice of such request to all other holders of Registrable Securities who shall then have five business days

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from the date such notice is given to notify Parent in writing of their desire to be included in such Underwritten Shelf Take-Down. The sole or managing underwriters and any additional investment bankers and managers to be used in connection with an Underwritten Shelf Take-Down shall be selected by the holders of a majority of the Registrable Securities included in such Underwritten Shelf Take-Down, subject to the prior written consent of Parent, such consent to not be unreasonably withheld or delayed. The holders of a majority of the Registrable Securities included in such Underwritten Shelf Take-Down shall also have the right to determine the plan of distribution and select counsel for such holders. Notwithstanding anything herein to the contrary, in no event shall holders be entitled to effect an Underwritten Shelf Take-Down (x) unless the aggregate gross proceeds expected to be received from the sale of Registrable Securities in such Underwritten Shelf Take-Down are at least $50,000,000 and (y) on more than three occasions. Notwithstanding the foregoing, if Parent shall furnish to the holders of Registrable Securities a certificate signed by an officer stating that any such Underwritten Shelf Take-Down would require Parent to make an Adverse Disclosure, Parent shall be permitted to delay such Underwritten Shelf Take-Down to the extent reasonably necessary; provided, that (i) the length of any deferral shall not exceed 45 days and (ii) Parent shall not invoke its right more than once in any 12-month period; and provided that Parent may exercise this right or the right set forth in the last sentence of Section 4.2(a) but not both during such 12-month period.
(ii)    If requested by the sole or lead managing underwriter for any Underwritten Shelf Take-Down, Parent shall enter into a customary underwriting agreement with the underwriters for such offering reasonably acceptable to the holders of a majority of the Registrable Securities, containing such representations and warranties by Parent and such other terms as are customary in agreements of that type, including, without limitation, customary indemnification obligations of Parent.
(iii)    The holders participating in an Underwritten Shelf Take-Down shall be party to the underwriting agreement between Parent and such underwriters and may, at the option of the holders of a majority of the Registrable Securities participating in such Underwritten Shelf Take-Down, require that any or all of the representations and warranties by, and the other agreements on the part of, Parent to and for the benefit of such underwriters shall also be made to and for the benefit of such holders and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement be conditions precedent to the obligations of such holders; provided, however, that Parent shall not be required to make any representations or warranties with respect to written information provided by such holders expressly for inclusion in the Resale Registration Statement. No such holder shall be required to make any representations or warranties to, or agreements with, Parent or the underwriters other than representations, warranties or agreements regarding such holder, such holder’s Registrable Securities and such holder’s intended method of disposition.
(iv)    Notwithstanding anything herein to the contrary, no holder may participate in any Underwritten Shelf Take-Down or Company Offering (as defined below) hereunder unless such holder (A) agrees to sell its securities on the terms and conditions provided in any underwriting agreement pertaining to such Underwritten Shelf Take-Down in accordance with Section 4.2(b)(ii) or Company Offering in accordance with Section 4.2(c)(i) and (B) accurately

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completes and executes in a timely manner all questionnaires, powers of attorney, custody agreements, lock-up agreements, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; provided that any such lock-up period shall not be longer than 90 days after the date of the final prospectus (or final prospectus supplement) pursuant to which such Underwritten Shelf Take-Down was made; provided further, any such holder shall only be subject to a lock-up if the directors and officers of Parent are subject to a lock-up and the length of such lock-up for such holder shall be no longer than the shortest lock-up of any such directors and officers.
(c)    Piggyback Rights.
(i)    Following the effectiveness of the Resale Registration Statement, if Parent proposes to pursue an underwritten offering (“Company Offering”) (whether proposed to be offered for sale by Parent or by any other stockholder of Parent) under the Securities Act (other than a registration on Form S-4 or S-8, or any successor or other forms promulgated for similar purposes) it will give prompt written notice (which notice shall specify the intended method or methods of disposition) to the holders of Registrable Securities of its intention to do so and of such holder’s rights under this Section 4.2(c). Upon the written request of any holder made within five business days after the receipt of any such notice (which request shall specify the number of Registrable Securities intended to be disposed of by such holder), Parent will, subject to clause (ii) below and (b)(iv) above, include the Registrable Securities of such holder in the Company Offering; provided that: (A) if, at any time after giving written notice of its intention to pursue a Company Offering and prior to the pricing of the offering, Parent shall determine for any reason not to proceed with the proposed offering of the securities to be sold by it, Parent may, at its election, give written notice of such determination to the holders and, thereupon, Parent shall be relieved of its obligation to include any Registrable Securities in such offering (but not from its obligation to pay the Registration Expenses incurred in connection therewith); and (B) the holders of Registrable Securities requesting to be included in the Company Offering must, upon the written request of Parent, sell their Registrable Securities to the underwriters on the same terms and conditions as apply to the other securities being sold through underwriters under such registration, with, in the case of a combined primary and secondary offering, only such differences, including any with respect to representations and warranties, indemnification and liability insurance, as may be customary or appropriate in combined primary and secondary offerings.
(ii)    If a registration pursuant to this Section 4.2(c) involves an underwritten offering and the managing underwriter advises Parent in writing (a copy of which shall be provided to the holders of Registrable Securities) that, in its opinion, the number of Registrable Securities and other securities requested to be included in such offering exceeds the number which can be sold in such offering, so as to be likely to have a material and adverse effect on the price, timing or distribution of the securities offered in such offering, then Parent will include in such registration: (i) first, the securities Parent proposes to sell for its own account; and (ii) second, such number of Registrable Securities requested to be included in such offering which, in the opinion of such managing underwriter, can be sold without having the material and adverse effect referred to above, which number of Registrable Securities shall be allocated pro rata among the Registrable Securities held by all such requesting holders. Any other selling holders of Parent’s securities (other

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than transferees to whom a holder has assigned its rights under this Agreement) will be included in an underwritten offering only with the consent of holders holding a majority of the shares being sold in such offering. Parent will pay all Registration Expenses in connection with each offering of Registrable Securities pursuant to this Section 4.2(c).
(d)    Until the Registration Rights Termination Date, Parent shall use commercially reasonable efforts:
(i)    to promptly prepare and file with the SEC such amendments and supplements to the Resale Registration Statement, and the prospectus contained in such Resale Registration Statement, as may be necessary to comply with the Securities Act with respect to the disposition of the Registrable Securities;
(ii)    to furnish to each holder of Registrable Securities such number of copies of the prospectus included in the Resale Registration Statement (and each supplement thereto) as may be required by the Securities Act to permit resales of the Registrable Securities (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule);
(iii)    during the period when a prospectus is required to be delivered under the Securities Act in connection with the resale of Registrable Securities, to notify each holder of Registrable Securities: (A) when the Resale Registration Statement or any post-effective amendment thereto has become effective; (B) of any request by the SEC for amendments or supplements to the Resale Registration Statement or the prospectus included therein; (C) of the issuance by the SEC of any stop order suspending the effectiveness of Resale Registration Statement; (D) of the receipt by Parent of any notification with respect to the suspension of the qualification of Parent Common Stock for sale in any jurisdiction; or (E) of any event as a result of which the prospectus included in the Resale Registration Statement (as amended or supplemented) includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing;
(iv)    to remain eligible to use Form S-3;
(v)    to furnish to any selling holder draft copies of the Resale Registration Statement or any prospectus or any amendments or supplements thereto proposed to be filed a reasonable time prior to such filing to allow such holder adequate time to review and provide reasonable comment thereon;
(vi)    to qualify (or exempt) the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as the selling holders or underwriter, if any, reasonably request; keep each such registration or qualification (or exemption therefrom) effective until the Registration Rights Termination Date; provided that Parent will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this clause (vi), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction where it is not then so subject;

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(vii)    to the extent not already so listed (or authorized to be listed), to cause the Registrable Securities included in the Resale Registration Statement to be listed on each securities exchange, if any, on which similar securities issued by Parent are then listed;
(viii)    to make available for inspection by the selling holders, any sole or lead managing underwriter participating in any disposition pursuant to such Resale Registration Statement and any attorney, accountant or other agent retained by the selling holders, or any underwriter, all financial and other records, pertinent corporate documents and properties of Parent and any subsidiaries thereof as may be in existence at such time as shall be necessary, in the advice of the holders’ and such underwriters’ respective counsel, to enable them to exercise their due diligence responsibility and to conduct a reasonable investigation within the meaning of the Securities Act, and cause Parent’s and any subsidiaries’ or officers, directors and employees, and the independent public accountants of Parent, to supply all information reasonably requested by any of the foregoing in connection with such Resale Registration Statement;
(ix)    in connection with an Underwritten Shelf Take-Down or Company Offering, to obtain an opinion and negative assurance statements from its counsel dated the date of the closing under the underwriting agreement and a “comfort” letter from its independent public accountants who have certified Parent’s financial statements included or incorporated by reference in such Resale Registration Statement dated the date of the prospectus that is part of such Resale Registration Statement (and if such registration involves and Underwritten Shelf Take-Down, dated the date of the closing under the underwriting agreement), in customary form and covering such matters as are customarily covered by such opinions, negative assurance statements and “comfort” letters delivered to underwriters in underwritten public offerings, which opinion and letter shall be reasonably satisfactory to the sole or lead managing underwriter and addressed to the underwriters;
(x)    to cooperate with the selling holders and the sole or lead managing underwriter, if any, to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Securities to be sold, and cause such Registrable Securities to be issued in such denominations and registered in such names in accordance with the underwriting agreement prior to any sale of Registrable Securities to the underwriters or, if not an Underwritten Shelf Take-Down, in accordance with the instructions of the selling holders at least three business days prior to any sale of Registrable Securities;
(xi)    to take all reasonable actions to ensure that any Free Writing Prospectus (as defined in Rule 405 of the Securities Act) utilized in connection with any offering hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(xii)    in connection with any block trade or other underwritten offering, to issue such press releases (e.g., launch and pricing press releases) as may be customary for such an offering; and

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(xiii)    to make any filings required to be made with FINRA.
(e)    Parent shall notify each holder of Registrable Securities in writing if the Resale Registration Statement or prospectus contained therein contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and upon receipt of such notice, each such holder of Registrable Securities shall, forthwith discontinue disposition of Registrable Securities pursuant to the Resale Registration Statement until such holder of has received copies of a supplemented or amended prospectus from Parent, or until such holder is advised in writing by Parent that the use of such prospectus is permitted.
(f)    All registration expenses (“Registration Expenses”) incurred in effecting any registration hereunder shall be borne by Parent, including (i) registration and filing fees with the SEC and the FINRA with respect to registering the Registrable Securities, (ii) fees and expenses incurred in connection with the listing or quotation of the Registrable Securities, (iii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iv) printing expenses, (v) fees and expenses of counsel to Parent and independent certified public accountants for Parent (including fees and expenses associated with the special audits or the delivery of comfort letters), (vi) fees and expenses of any additional experts retained by Parent in connection with such registration and (vii) aggregate fees and expenses (not to exceed $50,000) of not more than one law firm (as selected by holders of a majority of the Registrable Securities (including holders of Registrable Securities under the Management SPA) included in such registration) incurred by the selling holders in connection with the registration.  The expenses of any underwriters, underwriting discounts or commissions or any broker’s fees or other similar selling fees attributable to the sale of Registrable Securities shall be borne by such participating holder of Registrable Securities.
(g)    Sellers shall not use any free writing prospectus (as defined in Rule 405 under the Securities Act) in connection with the sale of Registrable Securities without the prior written consent of Parent.
(h)    It shall be a condition precedent to the obligations of Parent to register Registrable Securities of Sellers under this Section 4.2 that such Seller shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of such Registrable Securities.
(i)    The registration rights under this Section 4.2 may not be assigned by Sellers, except to (i) any direct or indirect partner or member of Sellers to whom Registrable Securities are distributed and/or (ii) any affiliate of Sellers to whom Registrable Securities are transferred.  Notwithstanding the foregoing, Parent shall not be required to file more than one supplement or amendment to the Resale Registration Statement updating the names of the selling securityholders thereunder in any 30-day period.

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(j)    In connection with any sale of Registrable Securities pursuant to the Resale Registration Statement:
(i)    Without limiting, and in addition to, any indemnification agreement of Parent set forth in any underwriting agreement entered into in accordance with Section 4.2(b)(ii), Parent shall indemnify and hold harmless each holder of Registrable Securities, the partners, members, officers and directors of each holder of Registrable Securities and each person, if any, who controls such holder of Registrable Securities within the meaning of the Securities Act or the Exchange Act, against: (A) any untrue statement of a material fact contained in the Resale Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (B) the omission to state in the Resale Registration Statement a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (C) any violation by Parent of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the Resale Registration Statement; provided, however, Parent shall not be liable in any such case for any such expense, loss, claim, damage, liability or action to the extent that it arises out of or is based upon actions or omissions made in reliance upon and in conformity with information furnished by or on behalf of a holder of Registrable Securities, or any member, partner, officer or director or controlling person of a holder of Registrable Securities for use in connection with such registration by such holder, partner, officer, director or controlling person.
(ii)    Each holder of Registrable Securities shall indemnify, severally and not jointly, and hold harmless Parent, each of its directors, each of its officers who have signed the Resale Registration Statement, each person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, and any other holder of Registrable Securities or any of such holder’s members, partners, directors or officers or any person who controls such holder within the meaning of the Securities Act or the Exchange Act, against any expenses, losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject arising out of or based upon any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, in each case to the extent (and only to the extent) that such untrue or alleged untrue statement is contained in, or such omission or alleged omission is required to be contained in, any information which (i) relates solely to such holder’s individual ownership of the Registrable Securities, (ii) is furnished in writing to Parent by such holder solely in its capacity as a holder of Registrable Securities, expressly for use in such Resale Registration Statement and (iii) that such statement or omission was relied upon by Parent in preparation of such Resale Registration Statement; and each such holder shall reimburse Parent and such other persons for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that such holder of Registrable Securities shall not be liable in any such case to the extent that the holder has furnished in writing to Parent within a reasonable period of time prior to the filing of the Resale Registration Statement or amendment or supplement thereto information expressly for use in such Resale Registration Statement or any amendment or supplement thereto which corrected or made not misleading, information previously furnished to Parent, and Parent failed to include such

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information therein. In no event shall the liability of any selling holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by such holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.
(iii)    Promptly after receipt by an indemnified party under this Section 4.2(h) of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Section 4.2(h), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 4.2(h), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, jointly with any other indemnifying party to which notice has been given, to assume the defense thereof with counsel reasonably satisfactory to the indemnifying and indemnified parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one counsel (in addition to reasonably necessary local counsel), with the reasonable fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or if there may be one or more defenses available to such indemnified party that are different from or additional to those available to the indemnifying parties.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, shall not relieve such indemnifying party of liability to the indemnified party under this Section 4.2(h) except to the extent (and only to the extent) that the indemnifying party has been actually prejudiced by such delay.
(iv)     In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 4.2(h) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 4.2(h) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 4.2(h); then, and in each such case, such parties will contribute to the aggregate expenses, losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the Violation that resulted in such expense, loss, claim, damage or liability as well as other equitable considerations.  The relative fault of such parties shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact or the omission or alleged omission of a material fact relates to information supplied by the indemnifying party or indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case no individual or entity guilty of fraudulent misrepresentation (within the

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meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any individual or entity who was not guilty of such fraudulent misrepresentation.
(v)    The obligations of Parent and each holder of Registrable Securities under this Section 4.2(h) shall survive the completion of any offering of Registrable Securities under the Resale Registration Statement.
(k)     With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of Registrable Securities to the public without registration, Parent agrees to use commercially reasonable efforts:
(i)    to make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
(ii)    to file with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act;
(iii)    so long as a holder owns any Registrable Securities, to furnish to such holder promptly upon request: (A) a written statement by Parent as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act; (B) a copy of the most recent annual and quarterly report of Parent; and (C) such other reports, documents or stockholder communications as such holder may reasonably request in availing itself or himself of any rule or regulation of the SEC allowing such holder to sell any such Registrable Securities without registration; and
(iv)    to cause any legend or stop-transfer instructions to be removed or otherwise eliminated to permit sales under Rule 144 or any other rule or regulation of the SEC in connection with any such Registrable Securities without registration upon receipt by it of customary certifications and opinions.
(l)    This Section 4.2 (other than Section 4.2(h)) shall automatically terminate when all Registrable Securities cease to be such.
4.3    Further Actions. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, the parties hereto will take such further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request, all at the sole cost and expense of the requesting party. Prior to the Closing (or earlier termination of this Agreement), Parent shall not issue shares of Parent Common Stock, except (a) in connection with the Financing, (b) in the ordinary course under Parent’s equity incentive plans, or (c) pursuant to any agreements, options, warrants, calls, rights or other instruments or agreements relating to the sale, issuance, redemption or voting of any equity interests or other shares of capital stock of Parent, or any securities or other instruments convertible into, exchangeable for, evidencing the right to purchase, or otherwise requiring Parent to make a payment or otherwise provide value or benefits in respect of the value of, any equity interests or other shares of capital stock of Parent, in each as previously disclosed by Parent in its public filings with the

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SEC prior to the date hereof, and Parent shall not declare any dividends or distributions with respect to its Common Stock with a record date that is on or prior to the Closing Date.
4.4    Regulatory Matters.
(a)    The parties hereto agree to make (or cause to be made, and if necessary cause their respective Affiliates to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act within five business days following the date hereof.
(b)    Subject to the terms and conditions of this Agreement, each of the parties hereto shall use their commercially reasonable efforts to (i) consummate the transactions contemplated hereby and to cause the conditions set forth in Section 2.1 and Section 2.2 to be satisfied as promptly as practicable (and in any event prior to the End Date); (ii) prepare as promptly as practicable all necessary applications, notices, filings, requests and other documents that are required to be made to or filed with any Governmental Authority by such party (and cooperate with the other party with respect to any applications, notices, filings, requests and other documents that are required to be made or filed with any governmental entities by the other party) in connection with the transactions contemplated by this Agreement; (iii) obtain (or make, as applicable) as promptly as practicable all consents or approvals from, notifications to or filings or registrations with, any Governmental Authority or other persons which are required to be obtained in connection with the transactions contemplated by this Agreement; (iv) have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order with respect thereto and (v) resolve any objection or assertion by any Governmental Authority challenging this Agreement or the transactions contemplated hereby.
(c)    Subject to the other provisions of this Agreement, each of the parties hereto shall (i) to the extent permitted by applicable Regulations, promptly inform the other party in writing of any substantive communication (oral and written) received by such party from, or given by such party to, any Governmental Authority in connection with the transactions contemplated by this Agreement; (ii) consult with the other parties (subject to applicable Regulations relating to the exchange of information) in connection with any applications, notices, filings or requests made (or any consents, approvals or clearances sought to be obtained) in connection with the transactions contemplated by this Agreement (including providing the other parties with copies of any such applications, notices, filings or requests to be made in advance of the filing or provision thereof and providing such other party with a reasonable period to review and comment on any such applications, notices, filings or requests); (iii) use commercially reasonable efforts to furnish to the other party and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and using commercially reasonable efforts to comply fully with any request for additional information or documents under any applicable Regulations; and (iv) not independently participate in any meeting (including telephonic meetings) with any Governmental Authority in connection with the foregoing without giving the other party sufficient prior notice of the meeting (including telephonic meetings) and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate in such meeting (including telephonic meetings).

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(d)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent or Sellers to take or agree to take any action with respect to any of their Affiliates, including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any of their Affiliates or any direct or indirect portfolio companies (as such term is understood in the private equity industry) of investment funds advised or managed by one or more Affiliates of Sellers.
(e)    Notwithstanding anything in this Section 4.4 to the contrary, materials provided by or on behalf of one party or its counsel or the other party or its counsel may be redacted to the extent necessary (i) to remove references concerning such party’s valuation analyses, (ii) to address reasonable concerns regarding attorney-client privilege or (iii) to remove personal, proprietary and other confidential business information.
(f)    Within 15 business days of the date hereof, Parent shall use its reasonable best efforts to take all action necessary to cause Cabot Credit Management PLC to register as a private limited liability company.
4.5    Drag-Along Rights. The Company and Purchaser shall exercise drag along rights in accordance with the Holdings Investment Agreement, including providing notice to each Minority Shareholder (as defined in the Holdings Investment Agreement) and Holdings shall designate and authorize or cause the designation and authorization of, an individual to execute on behalf of, and as attorney or agent for, such Management Seller, any instrument of transfer or other document necessary to effect the transfer of his or her securities in Holdings to the Company. JCF III Europe S.à r.l. hereby consents to such actions pursuant to Section 2.03 of the Company Investors Agreement.
4.6    Financing.
(a)    Sellers and their Affiliates shall have no obligation to participate in any efforts to obtain the Financing (including participating in any meetings, presentations, sessions with rating agencies or due diligence sessions) or otherwise provide any cooperation with respect thereto.
(b)    Parent and Purchaser each acknowledge and agree that (i) the Closing is not conditioned on the obtaining of the Financing and (ii) prior to any valid termination of this Agreement pursuant to Section 5.18, subject to the conditions set forth in Section 2.2, they shall continue to be obligated to consummate the transactions contemplated by this Agreement in accordance with its terms irrespective of the availability (or lack of availability) of the Financing.
(c)    Parent shall provide Sellers an opportunity to review and comment on the prospectus and other offering documents in connection with the Financing and shall consider in good faith any comments reasonably proposed by any Seller or its counsel.
4.7    Director Indemnification and Insurance.

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(a)    From and after the Closing, the Company shall indemnify and hold harmless, to the same extent and in the same manner and subject to the same limitations as such Indemnified Persons (as defined below) are indemnified as of the date of this Agreement by the Company pursuant to applicable law or the Company’s organizational documents, all directors and officers of the Company or any of its subsidiaries appointed by JCF III Europe S.à r.l. or any Affiliate thereof (collectively, the “Indemnified Person”) against any Losses in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (in each case whether asserted or claimed before or after the Closing) arising out of acts or omissions occurring at or prior to the Closing in connection with such Indemnified Person serving as a director or officer of the Company or any of its subsidiaries (including in connection with an Indemnified Person serving at the request of the Company or any of its subsidiaries as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity and including acts or omissions occurring in connection with this Agreement and the transactions contemplated hereby).
(b)    For a period of six years after the Closing, the Company shall maintain for the benefit of the Indemnified Persons a directors’ and officers’ liability insurance policy that provides coverage for acts or omissions occurring prior to the Closing (the “D&O Insurance”) with terms and conditions which are, in the aggregate, not less advantageous to such Indemnified Persons than the terms and conditions of the existing directors’ and officers’ liability insurance policy of the Company.
(c)    If Parent, Purchaser or the Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent required, proper provision shall be made so that such successor or assign shall assume the obligations set forth in this Section 4.7.
(d)    The provisions of this Section 4.7 are intended to be, following the Closing, for the benefit of, and shall be enforceable by, each Indemnified Person and his or her heirs and personal representatives.
4.8    Mutual Release.
(a)    Effective upon the Closing, to the fullest extent permitted by applicable Regulation, each of Parent, Purchaser and the Company, in each case on behalf of itself and its controlled Affiliates (collectively, the “Parent Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases Sellers and their controlled Affiliates, solely in their respective capacities as an equityholder of the Company and Holdings (the “Seller Released Parties”) from any and all liabilities and obligations to the Parent Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to Seller’s ownership interest in the Company and Holdings, whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any applicable Regulation or contract or otherwise at law or in equity, and each of the Parent Releasers hereby agrees that it will not seek to recover any amounts in connection

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therewith or thereunder from any Seller Released Party; provided, however, that the Parent Releasers do not waive, acquit, remise, discharge or release any of the Parent Releaser’s rights against, or any obligations of, the Seller Released Parties arising under this Agreement and any other agreement, certificate, document or instrument in each case executed by a Seller Released Party pursuant to the terms of this Agreement, or in connection with the transactions contemplated by this Agreement.
(b)    Effective upon the Closing, to the fullest extent permitted by applicable Regulation, each Seller, in each case on behalf of itself and its controlled Affiliates (collectively, the “Seller Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases Parent and its controlled Affiliates (the “Company Released Parties”) from any and all liabilities and obligations to the Seller Releasers of any kind or nature whatsoever arising as of or prior to the Closing and relating to Seller’s ownership interest in the Company and Holdings, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any applicable Regulation or contract or otherwise at law or in equity, and each of the Seller Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any Company Released Party; provided, however, that the Seller Releasers do not waive, acquit, remise, discharge or release any of the Seller Releaser’s rights against, or any obligations of, the Company Released Parties arising under this Agreement (including Section 4.8) and any other agreement, certificate, document or instrument in each case executed by a Company Released Party pursuant to the terms of this Agreement, or in connection with the transactions contemplated by this Agreement.
4.9    Press Release. The parties shall consult with each other before issuing any press release or public statement with respect to this Agreement or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances) issue such press release or make such public statement as may upon the advice of outside counsel be required by applicable Regulation, including the rules and regulations of NASDAQ.
4.10    Stockholder Litigation. In the event that any litigation or other claim of any stockholder of Parent related to this Agreement or the other transactions contemplated by this Agreement is initiated or threatened, Parent shall promptly notify Seller of any such litigation or other claim and shall keep Seller reasonably informed on a current basis with respect to the status thereof. Parent shall consult with Seller on a regular basis with respect to, and shall give Sellers the opportunity to participate, at Sellers’ expense, in the defense or settlement of, any such litigation or claims.
4.11    Listing. Parent shall take all necessary steps to cause the shares of the Parent Common Stock that will be issued to Seller at Closing to be authorized for listing on NASDAQ, subject to official notice of issuance.
4.12    Rights or Claims Involving Debt Financing Parties. Each Seller and its affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall

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not have any rights or claims against any of the commercial banks, investment banks or other financial institutions providing any debt financing to Parent or its affiliates in connection with the transactions contemplated by this Agreement and any arrangers, administrative agents, collateral agents or trustees involved in such financing, and their respective affiliates, officers, directors, employees, attorneys, advisors, agents and representatives (each a “Debt Financing Party”) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the performance of any financing commitments of such Debt Financing Party with respect to the transactions contemplated hereby, whether at law or equity, in contract, in tort or otherwise.  No Debt Financing Party shall have any liability (whether in contract, in tort or otherwise) to the Sellers and their affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby, including any dispute arising out of or relating in any way to the performance of any financing commitments.  Without limiting the foregoing, it is agreed that any claims or causes of action brought against any Debt Financing Party in its capacity as such will not be brought in any forum other than the federal and New York State courts located in the Borough of Manhattan within the City of New York and shall be governed by the law of the State of New York and the parties hereto will not support any claim or cause of action brought against any Debt Financing Party outside of the federal and New York State courts located in the Borough of Manhattan within the City of New York.  Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding involving any Debt Financing Party arising out of or related to this Agreement or the transactions contemplated hereby.  It is further agreed that the Debt Financing Parties are intended third-party beneficiaries of, and shall be entitled to the protections of, this provision.
5.    Miscellaneous.
5.1    Defined Terms. As used herein, the terms below shall have the following meanings. Any such term, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
“Adjustment Amount” means an amount in British Pounds Sterling equal to the difference between the Base Stock Consideration Value and the Post-Signing Stock Consideration Value; provided, that, in no event shall the Adjustment Amount be greater than £7,097,338.81; provided, further, that, in the event the Post-Signing Stock Consideration Value is greater than the Base Stock Consideration Value, the Adjustment Amount shall be zero.
“Adverse Disclosure” means public disclosure of material non-public information that, in Parent’s good faith judgment, after consultation with outside counsel to Parent, (i) would be required to be made in any report or Resale Registration Statement filed with the SEC by Parent so that such report or Resale Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Resale Registration Statement; and (iii) the disclosure of which would be materially adverse to Parent.

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“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.
“Ancillary Proceeding” means any arbitration, stay litigation, issue interim measures of protection including attachments, issue an injunction prior to the constitution of the arbitral tribunal, recognize or enforce an arbitral award, or enforce a court judgment issued on an arbitral award.
“Arbitration Information” means any decision, judgment, ruling, finding, award or other determination of the arbitrator and any information disclosed in the course of any arbitration hereunder.
“AST” means American Stock Transfer & Trust Company, LLC, or any successor thereto as Parent’s stock transfer agent.
“Base Stock Consideration Value” means £135,195,050.35.
“Code” means the Internal Revenue Code of 1986, as amended.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Governmental Authority” means any federal, state, local, municipal, foreign or other government, or person, entity, department, ministry, agency or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative or regulatory power or authority.
“ICC” means the International Chamber of Commerce.
“ICC Rules” means the Rules of Arbitration of the ICC.
“Knowledge” means, with respect to Parent, the actual knowledge of the executive officers (as defined in the Securities Act) of Parent.
“Liens” means any interest or equity of any person (including any right to acquire, option, warrant, call, contract, demand, commit, convert or exchange, or right of pre-emption, first refusal or conversion, or under which a person is or may become obligated to sell, assign or transfer any equity interest) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above (other than by virtue of applicable securities laws, the organizational documents of the Company or Holdings (as applicable), this Agreement, the Company Investors Agreement, the Holdings Investment Agreement or the other agreements and instruments contemplated hereby and thereby).
“Losses” means all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement.
“Parent Common Stock” means Parent’s common stock, par value $0.01 per share.

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“Post-Signing Stock Consideration Value” means an amount determined by multiplying (x) 4,327,644 by (y) the amount that is 95% of (i) the average closing price per share in U.S. Dollars, rounded to two decimal points, of shares of Parent Common Stock on the NASDAQ Stock Market (as reported on Bloomberg) for the Pricing Period, multiplied by (ii) the Specified Exchange Rate.
“Pricing Period” means the period beginning April 25, 2018 and ending May 16, 2018.
“Pro Rata Portion” means with respect to each Seller, such Seller’s pro rata portion of the aggregate Stock Consideration to be paid to all Sellers.
“Regulations” mean any laws, statutes, ordinances, regulations, rules, court decisions, principles of law and orders of any Governmental Authority.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Specified Exchange Rate” means 1.3578 U.S. Dollar per 1 British Pound Sterling.
“Violation” means any expenses, losses, claims, damages or liabilities (joint or several) to which a person may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such expenses, losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations.

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25        The following terms shall have the meanings defined for such terms in the Sections set forth below:

Defined Term	Section
Additional Management Sellers	Preamble
Agreement	Preamble
Assignee	Section 5.11
Cash Consideration	Section 1.5(b)(i)
Closing	Section 1.4
Closing Date	Section 1.4
Company	Preamble
Company Cash Consideration	Section 1.5(a)(i)
Company Securities	Recitals
Company Stock Consideration	Section 1.5(a)(ii)
Debt Financing Party	Section 4.12
Disclosing Party	Section 5.8(c)
Electing Seller Holdings	Section 4.2(f) Preamble
Holdings Cash Consideration	Section 1.5(b)(i)
Holdings Securities	Recitals
Holdings Stock Consideration	Section 1.5(b)(ii)
Initial Closing	Section 1.4
Initial Management Sellers	Preamble
Holdings Securities	Recitals
Seller	Preamble
Investment Agreement	Recitals
Joinder	Preamble
Management Holdings Securities	Recitals
Management Sellers	Preamble
Nominee	Preamble
Parent	Preamble
Purchase Price	Section 1.3
Purchased Company Securities	Recitals
Purchased Holding Securities	Recitals
Purchased Securities	Recitals
Purchaser	Preamble
Registrable Securities	Section 4.2(a)
Registration Rights Termination Date	Section 4.2(a)
Resale Registration Statement	Section 4.2(a)
Stock Consideration	Section 1.5(b)(ii)
Subsequent Closing	Section 1.4

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5.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next day other than a Saturday, Sunday or other day on which commercial banks in Luxembourg or the City of London are authorized or required to close if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, at the address indicated below the signature line on this Agreement with respect to Parent, Purchaser, the Company, Holdings, or the Seller, or such other address as such party may designate by five days’ advance written notice to all other parties entitled to receive notice under this Agreement.
5.3    Amendment. Each of the parties hereto acknowledges and agrees that this Agreement may be amended or modified only by a written agreement executed and delivered by Purchaser, on the one hand, and the Seller, on behalf of itself and each other Seller; provided, that, Section 4.12 and this Section 5.3 shall not be amended in a manner adverse to the Debt Financing Parties without their prior written consent.
5.4    Waiver. Each of the parties hereto acknowledges and agrees that (a) the Seller, to the extent permitted by applicable law, may, on behalf of itself and the other Sellers, (i) waive any inaccuracies in the representations and warranties of Parent or Purchaser contained in this Agreement or any document delivered pursuant hereto or (ii) waive compliance with any of the agreements or conditions applicable to Parent or Purchaser contained herein or in any document delivered pursuant hereto; and (b) Purchaser, to the extent permitted by applicable law, may (i) waive any inaccuracies in the representations and warranties of any Seller contained in this Agreement or any document delivered pursuant hereto or (ii) waive compliance with any of the agreements or conditions applicable to any Seller contained herein or in any document delivered pursuant hereto. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
5.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, as such laws are applied to contracts entered into and performed in such State, without reference to principles of conflicts of laws.
5.6    Confidentiality. The parties hereto agree that Section 5.04 of the Investors Agreement shall remain in full force and effect.
5.7    Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each party hereto hereby waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue or action (in contract, tort or otherwise) arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each party hereto acknowledges that it has been informed that this Section 5.7 constitutes a material inducement upon which they are relying and will rely in entering into this Agreement. Any party hereto may file an original

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counterpart or a copy of this Section 5.7 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.
5.8    Arbitration.
(a)    The parties hereto mutually agree to final and binding arbitration of all disputes, claims or causes of action arising out of or related to this Agreement, including any question regarding its existence, validity, or termination, and any question as to whether a particular dispute is arbitrable hereunder, shall be referred to and finally resolved by binding arbitration administered by the ICC and conducted pursuant to the ICC Rules by three arbitrators appointed in accordance with the ICC Rules. The place of arbitration shall be New York, New York and the language to be used in the arbitral proceedings shall be English. Judgment upon the award may be entered by any court having jurisdiction thereof, including any court outside the United States. The parties hereby waive in any legal proceedings concerning or arising out of any such arbitration, including without limitation, proceedings to compel any Ancillary Proceeding, any defense of lack of personal jurisdiction or forum non conveniens or other similar doctrine. Without limitation, the parties hereby consent to the jurisdiction of the courts sitting in the place of arbitration in connection with any Ancillary Proceedings. The arbitral tribunal shall have the power to grant interim measures in accordance with the ICC Rules. Any party to the arbitration shall bear its own costs and expenses (including all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties. The arbitrator has the authority only to award the equitable relief, damages, costs and fees that would have been available to a party had the dispute(s), claim(s) or cause(s) of action been litigated in court under the applicable law specified in this Agreement. This Agreement, and the decision and award of the arbitrator, may be enforced by a court of competent jurisdiction, and the parties may assert this Agreement as a defense in any proceeding.
(b)    In addition, the parties agree that (i) the arbitrator shall have no authority to make any decision, judgment, ruling, finding, award or other determination that does not conform to the terms and conditions of this Agreement (as executed and delivered by the parties hereto) and (ii) the arbitrator shall have no greater authority to award any relief than a court having proper jurisdiction. The Arbitration Information shall be kept confidential by the parties subject to Section 5.6, and any appeal from or motion to vacate or confirm such decision, judgment, ruling, finding, award or other determination shall be filed under seal.
(c)    In the event that either party or any of such party’s affiliates, associates or representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Arbitration Information (the “Disclosing Party”), to the extent permitted by applicable Regulation, such Disclosing Party shall notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, the Disclosing Party or any of its affiliates, associates or representatives believes in good faith, upon the advice of legal counsel, that it is compelled to disclose any such Arbitration Information, such

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Disclosing Party may disclose such portion of the Arbitration Information as it believes in good faith, upon the advice of legal counsel, it is required to disclose; provided, that the Disclosing Party shall use reasonable efforts to obtain, at the request and expense of the other party, an order or other assurance that confidential treatment shall be accorded to such portion of the Arbitration Information required to be disclosed as such other party shall designate. Notwithstanding anything herein to the contrary, the parties shall have no obligation to keep confidential any Arbitration Information that becomes generally known to and available for use by the public other than as a result of the Disclosing Party’s acts or omissions or the acts or omissions of such party’s affiliates, associates or representatives.
(d)    The arbitration requirement does not limit the right of either party to obtain provisional or ancillary remedies, such as injunctive relief, attachment or the appointment of a receiver, before, during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of either party to submit any dispute to arbitration or reference hereunder.
(e)    To the maximum extent practicable, the ICC, the arbitrator and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the ICC. If more than one agreement for arbitration among the parties potentially applies to a dispute, the arbitration provision most directly related to this Agreement or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of this Agreement or any relationship among the parties.
5.9    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by email, by each party of a signed signature page to this Agreement to the other party.
5.10    Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, each of the parties hereto and each of their respective legal representatives, heirs, legatees, distributees, and permitted assigns, whether or not any such person shall have become a party to this Agreement and have agreed in writing to join herein and be bound by the terms and conditions hereof.
5.11    Assignment. Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by any party hereto without the prior written consent of Sellers (in the case of an assignment by Parent or Purchaser) or Purchaser (in the case of an assignment by any Seller, the Company or Holdings) (“Assignee”).
5.12    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually

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acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
5.13    No Third-Party Benefits. Other than Section 4.2 (which is for the benefit of the holders of Registrable Securities), Sections 4.7 and 4.8 (which are for the benefit of the Indemnified Persons) and Section 4.12 and Section 5.3 (which are for the benefit of the Debt Financing Parties), none of the provisions of this Agreement shall be for the benefit of, or enforceable by, any third-party beneficiary.
5.14    Entire Agreement. This Agreement, the Company Investors Agreement and the Holdings Investment Agreement (including any schedules thereof) constitute the entire contractual understanding between the parties and supersedes all proposals, commitments, writings, negotiations, and understandings, or and written, and all other communications between the parties relating to the subject matter hereof. In the event of a conflict between this Agreement and the Holdings Investment Agreement, or the Company Investors Agreement, this Agreement shall control.
5.15    Headings. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
5.16    No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified hereto, and no past, present or future director, officer, employee, incorporator, member, manager, partner, shareholder, affiliate, agent, attorney or representative of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby.
5.17    Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by the parties hereto in accordance with specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that each party hereto will be entitled to specific performance to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, including the obligation of the other parties hereto to consummate the transactions contemplated by this Agreement, in addition to any other remedy to which such party may be entitled at law or in equity. Furthermore, JCF III Europe S.à r.l. shall be entitled to the rights and remedies under the Company Investors Agreement. The parties hereto further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable law or regulation or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and

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any requirement for the other party to post any bond or other security as a condition to institute any proceeding for specific performance, an injunction or other equitable relief hereunder.
5.18    Termination Procedure. Each of the parties acknowledges and agrees that this Agreement may be terminated at any time prior to the Initial Closing:
(a)    by the mutual written consent of Purchaser and Seller;
(b)    by either Purchaser or Sellers if the Initial Closing has not occurred on or before August 10, 2018 (the “End Date”); provided, however that neither Purchaser nor Sellers shall be entitled to terminate this Agreement pursuant to this Section 5.18(b) if such party’s breach of this Agreement (for the avoidance of doubt, including the failure of a party to consummate the Closing when required pursuant to Section 1.4) has prevented the consummation of the Initial Closing by such date; provided, that if the conditions set forth in Section 2.1(d) and Section 2.2(d) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Section 2 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the End Date may be extended by either Purchaser or Seller by delivery of written notice to the other to a date not beyond September 9, 2018;
(c)    by Purchaser with written notice to Sellers, if the representations and warranties of any Seller shall not be true and correct or there has been a material violation or breach by any Seller of any covenant, representation or warranty contained in this Agreement, in each case, which has prevented the satisfaction of any condition precedent in Section 2.2 at the applicable Closing and such failure, violation or breach has not been waived by Purchaser or cured by Seller within 15 days after written notice thereof from Purchaser; provided, however that Purchaser is not in material breach of its obligations under this Agreement;
(d)    by either Purchaser or Sellers if there shall be any law that makes consummation of the transactions contemplated hereby illegal or if the consummation of the transactions contemplated hereby would violate any final non-appealable order of any governmental entity having competent jurisdiction;
(e)    by Sellers with written notice to Purchaser, if the representations and warranties of Purchaser shall not be true and correct or there has been a material violation or breach by Purchaser of any covenant, representation or warranty contained in this Agreement, in each case, which has prevented the satisfaction of any condition precedent in Section 2.1 at the applicable Closing and such failure, violation or breach has not been waived by Seller or cured by Purchaser within 15 days after written notice thereof from Seller; provided, however that no Seller is in material breach of its obligations under this Agreement; and
(f)    by Sellers with written notice to Purchaser, if all of the conditions in Section 2.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) and Parent and Purchaser have failed to consummate the Closing on or before the second business day after the date the Closing should have occurred pursuant to Section 1.4.

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5.19    Effect of Termination.
(a)    If this Agreement is terminated as described in Section 5.18, this Agreement shall become void and of no further force or effect, without any liability or obligation on the part of the parties hereto (or any affiliate thereof), except that the provisions of Section 5 shall survive any termination of this Agreement; provided however, that nothing in this Section 5.19 shall be deemed to release any party from any liability or damages resulting from or arising out of any breach of such party of the terms and provisions of this Agreement. For the avoidance of doubt it is understood that a party’s failure to consummate the Closing at the time the Closing is required to occur pursuant to Section 1.4 shall be considered a breach hereunder.
(b)    In the event this Agreement is terminated without the Closing having occurred pursuant to Section 5.18, then the parties agree that Seller shall be entitled to such rights as set forth in the Company Investors Agreement.
5.20    Survival of Representations and Warranties; Limitation of Liability. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of 18 months following the Closing. Those covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the date of this Agreement shall survive the Closing until performed in accordance with their terms. Notwithstanding anything to the contrary in this Agreement or provided for under any applicable law, the aggregate liability of Parent and Purchaser for Losses arising out of or resulting from claims under Section 3.2 shall in no event exceed $20,000,000.
(Signature Page Follows)

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IN WITNESS WHEREOF, this Securities Purchase Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

JCF III EUROPE S.À R.L.
By: /s/ Jens Hoellermann
Name: Jens Hoellermann
Title: Manager

JCF III EUROPE HOLDINGS LP
By: /s/ J. Christopher Flowers
Name: J. Christopher Flowers
Title: Authorized Signatory

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ENCORE CAPITAL GROUP UK LIMITED
By: /s/ Ashish Masih
Name: Ashish Masih
Title: Director
Address: 1 Kings Hill Avenue, Kings Hill, West Malling, Kent, ME19 4UA, United Kingdom
Email: Ashish.Masih@encorecapitalgroup.com

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ENCORE CAPITAL GROUP, INC.
By: /s/ Ashish Masih
Name: Ashish Masih
Title: Chief Executive Officer
Address: 3111 Camino Del Rio North, Suite 103, San Diego, CA 92108
Email: Ashish.Masih@encorecapitalgroup.com

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JANUS HOLDINGS LUXEMBOURG S.À R.L.
In accordance with Article 1690 of the civil Code and with Article 710-13 of the Luxembourg law on commercial companies as amended, the above-mentioned transfer of the Purchased Company Securities is approved by the Janus Holdings Luxembourg S.à r.l. and any notification requirements with respect thereto are hereby waived.
By: /s/ Jens Hoellermann
Name: Jens Hoellermann
Title: Manager
Address: 47, Avenue John F. Kennedy, L-1855, Luxembourg

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CABOT HOLDINGS S.À R.L.
In accordance with Article 1690 of the civil Code and with Article 710-13 of the Luxembourg law on commercial companies as amended, the above-mentioned transfer of the Purchased Holdings Securities is approved by the Cabot Holdings S.à r.l. and any notification requirements with respect thereto are hereby waived.
By: /s/ Jens Hoellermann
Name: Jens Hoellermann
Title: Manager
Address: 47, Avenue John F. Kennedy, L-1855, Luxembourg

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Schedule 1
1. Capitalization

Seller	Company A Shares	Company B Shares	Holdings A Shares	A PECs Principal	A PECs Interest	B PECs Principal	B PECs Interest
JCF III Europe S.à r.l.	3,847,719	14,770	0	£106,382,311	£67,631,493	£408,334	£204,907
JCF III Europe Holdings LP	0	0	100	0	0	0	0

2. Consideration

Seller	Total Value of Consideration	Cash Consideration*	Stock Consideration
JCF III Europe S.à r.l.	£287,117,788	£151,924,081.25	4,327,601
JCF III Europe Holdings LP	£2,912	£1,569.08	43

*Cash Consideration amounts noted above may be increased at Closing in accordance with Section 1.3 (Purchase Price).

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